Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 2-I dated April 13, 2023	Registration Statement Nos. 333-270004 and 333-270004-01 Dated January 16, 2024 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$1,000,000

Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of Twelve Commodity Futures Contracts due January 20, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek an uncapped return of 1.55 times any appreciation of an equally weighted basket of futures contracts on Brent crude oil, WTI crude oil, copper, aluminum, zinc, gold, silver, palladium, corn, wheat, soybeans and sugar over the term of the notes.
•	Investors should be willing to forgo interest payments and, if the Ending Basket Level is less than the Starting Basket Level, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	An equally weighted basket consisting of twelve commodity futures contracts (each, a “Commodity Futures Contract” and together, the “Commodity Futures Contracts”), as specified below
Commodity Futures Contracts:	The following table sets forth the Commodity Futures Contracts and the Initial Value and the Contract Weight for each Commodity Futures Contract:

Commodity Futures Contract (Bloomberg Ticker Symbol)	Initial Value	Contract Weight
Brent crude oil futures contract (CO1 or CO2)	$78.29	1/12
WTI crude oil futures contract (CL1 or CL2)	$72.40	1/12
Copper futures contract (LP1 or LP2)	$8,306.00	1/12
Aluminum futures contract (LA1 or LA2)	$2,188.50	1/12
Zinc futures contract (LX1 or LX2)	$2,550.50	1/12
Gold futures contract (GC1 or GC2)	$2,030.20	1/12
Silver futures contract (SI1 or SI2)	$23.093	1/12
Palladium futures contract (PA1 or PA2)	$938.10	1/12
Corn futures contract (C 1 or C 2)	443.50¢	1/12
Wheat futures contract (W 1 or W 2)	582.00¢	1/12
Soybeans futures contract (S 1 or S 2)	1,227.25¢	1/12
Sugar futures contract (SB1 or SB2)	22.52¢	1/12

Payment at Maturity:	If the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × Upside Leverage Factor)

If the Ending Basket Level is less than or equal to the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Ending Basket Level is less than the Starting Basket Level, you will lose some or all of your principal amount at maturity.

Upside Leverage Factor:	1.55
Pricing Date:	January 16, 2024
Original Issue Date:	On or about January 19, 2024 (Settlement Date)
Observation Date†:	January 14, 2027
Maturity Date†:	January 20, 2027
CUSIP:	48133W2L1
Other Key Terms:	See “Additional Key Terms” in this pricing supplement.
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$20	$980
Total	$1,000,000	$20,000	$980,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $20.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $952.60 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

•	Basket Return — The Basket Return will be calculated as follows:

(Ending Basket Level – Starting Basket Level)

Starting Basket Level

•	Starting Basket Level — The Starting Basket Level is set equal to 100 on the Pricing Date.
•	Ending Basket Level — The Ending Basket Level is the Basket Closing Level on the Observation Date.
•	Basket Closing Level — The Basket Closing Level on the Observation Date will be calculated as follows:

100 × [1 + sum of (Contract Return of each Commodity Futures Contract × Contract Weight of that Commodity Futures Contract)]

•	CONTRACT RETURN — With respect to each Commodity Futures Contract, the Contract Return will be calculated as follows:

(Final Value – Initial Value)

Initial Value

In no event, however, will the Contract Return for any Commodity Futures Contract be less than -100.00%.

•	INITIAL VALUE — With respect to each Commodity Futures Contract, the Initial Value is the Contract Price (as defined under “Supplemental Terms of the Notes” in this pricing supplement) of that Commodity Futures Contract on the Pricing Date.
•	FINAL VALUE — With respect to each Commodity Futures Contract, the Final Value is the Contract Price (as defined under “Supplemental Terms of the Notes” in this pricing supplement) of that Commodity Futures Contract on the Observation Date.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(1)   the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement; and

(2)   the Observation Date is a “Determination Date” as described in the accompanying product supplement and is subject to postponement as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Commodity Futures Contracts, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —	PS- 1
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

On any day, the “Contract Price” means:

(i)	with respect to a Brent crude oil futures contract, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract, as made public by ICE Futures Europe and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CO1” or “CO2,” as applicable, on that day;
(ii)	with respect to a WTI crude oil futures contract, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on Bloomberg under the symbol “CL1” or “CL2,” as applicable, on that day;
(iii)	with respect to a copper futures contract, the official closing price per metric ton of Grade A copper on the London Metal Exchange (the “LME”) of the first nearby month futures contract for Grade A copper, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the LME), then the second nearby month futures contract, as made public by the LME and displayed on Bloomberg under the symbol “LP1” or “LP2,” as applicable, on that day; or
(iv)	with respect to an aluminum futures contract, the official settlement price per metric ton of high grade primary aluminum on the LME of the first nearby month futures contract for high grade primary aluminum, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the LME), then the second nearby month futures contract, as made public by the LME and displayed on Bloomberg under the symbol “LA1” or “LA2,” as applicable, on that day; or
(v)	with respect to a zinc futures contract, the official closing price per metric ton of special high-grade zinc on the LME of the first nearby month futures contract for special high-grade zinc, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the LME), then the second nearby month futures contract, as made public by the LME and displayed on Bloomberg under the symbol “LX1” or “LX2,” as applicable, on that day; or
(vi)	with respect to a gold futures contract, the official settlement price per troy ounce on the Commodities Exchange (the “COMEX”) of the first nearby month futures contract for gold, stated in U.S. dollars, provided that if that day falls within the notice period for delivery of gold under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the COMEX), then the second nearby month futures contract, as made public by the COMEX and displayed on Bloomberg under the symbol “GC1” or “GC2,” as applicable, on that day; or
(vii)	with respect to a silver futures contract, the official settlement price per troy ounce on the COMEX of the first nearby month futures contract for silver, stated in U.S. dollars, provided that if that day falls within the notice period for delivery of silver under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the COMEX), then the second nearby month futures contract, as made public by the COMEX and displayed on Bloomberg under the symbol “SI1” or “SI2,” as applicable, on that day; or
(viii)	with respect to a palladium futures contract, the official settlement price per troy ounce on the NYMEX of the first nearby month futures contract for palladium, stated in U.S. dollars, provided that if that day falls within the notice period for delivery of palladium under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on Bloomberg under the symbol “PA1” or “PA2,” as applicable, on that day; or
(ix)	with respect to a corn futures contract, the official settlement price of deliverable-grade corn on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for corn, stated in U.S. cents per bushel, provided that if that day falls within the notice period for delivery of corn under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract, as made public by the CBOT and displayed on Bloomberg under the symbol “C 1” or “C 2,” as applicable, on that day; or
(x)	with respect to a wheat futures contract, the official settlement price of deliverable-grade wheat on the CBOT of the first nearby month futures contract for wheat, stated in U.S. cents per bushel, provided that if that day falls within the notice period for delivery of wheat under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract, as made public by the CBOT and displayed on Bloomberg under the symbol “W 1” or “W 2,” as applicable, on that day; or
(xi)	with respect to a soybeans futures contract, the official settlement price of deliverable-grade soybeans on the CBOT of the first nearby month futures contract for soybeans, stated in U.S. cents per bushel, provided that if that day falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract, as made public by the CBOT and displayed on Bloomberg under the symbol “S 1” or “S 2,” as applicable, on that day.
(xii)	with respect to a sugar futures contract, the official settlement price of deliverable-grade cane sugar on ICE Futures U.S. of the first nearby month futures contract for sugar, stated in U.S. cents per pound, provided that if that day falls within the notice period for delivery of sugar under such futures contract or on the last trading day of the first nearby month futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract, as made public by ICE Futures U.S. and displayed on Bloomberg under the symbol “SB1” or “SB2,” as applicable, on that day.

JPMorgan Structured Investments —	PS- 2
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Starting Basket Level of 100 and the Upside Leverage Factor of 1.55. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
165.00	65.00%	100.750%
150.00	50.00%	77.500%
140.00	40.00%	62.000%
130.00	30.00%	46.500%
120.00	20.00%	31.000%
110.00	10.00%	15.500%
105.00	5.00%	7.750%
102.50	2.50%	3.875%
100.00	0.00%	0.000%
97.50	-2.50%	-2.500%
95.00	-5.00%	-5.000%
90.00	-10.00%	-10.000%
80.00	-20.00%	-20.000%
70.00	-30.00%	-30.000%
60.00	-40.00%	-40.000%
50.00	-50.00%	-50.000%
40.00	-60.00%	-60.000%
30.00	-70.00%	-70.000%
20.00	-80.00%	-80.000%
10.00	-90.00%	-90.000%
0.00	-100.00%	-100.000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 102.50.

Because the Ending Basket Level of 102.50 is greater than the Starting Basket Level of 100 and the Basket Return is 2.50%, the investor receives a payment at maturity of $1,038.75 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.50% × 1.55) = $1,038.75

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 40.

Because the Ending Basket Level of 40 is less than the Starting Basket Level of 100 and the Basket Return is -60.00%, the investor receives a payment at maturity of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by 1.55. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the level of the Basket. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE PERFORMANCE OF A BASKET OF COMMODITY FUTURES CONTRACTS — The return on the notes is linked to the performance of a basket of twelve Commodities Futures Contracts (futures contracts on Brent crude oil, WTI crude oil, copper, aluminum, zinc, gold, silver, palladium, corn, wheat, soybeans and sugar). For additional information about the Commodity Futures Contracts, see the information set forth under “The Underlyings — Commodity Futures Contracts,” as supplemented by “Supplemental Terms of the Notes” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any Commodity Futures Contract underlying the Basket or in any exchange-traded or over-the-counter instruments based on, or other instruments linked to, the Basket or the Commodity Futures Contracts. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal at maturity. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to a loss if the Ending Basket Level is less than the Starting Basket Level. In this case, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose some or all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet

JPMorgan Structured Investments —	PS- 4
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	CORRELATION (OR LACK OF CORRELATION) OF THE COMMODITY FUTURES CONTRACTS —

The notes are linked to an equally weighted Basket composed of twelve Commodity Futures Contracts. In calculating the Ending Basket Level, an increase in the price of one of the Commodity Futures Contracts may be moderated, or more than offset, by lesser increases or declines in the prices of the other Commodity Futures Contracts. In addition, high correlation of movements in the prices of the Commodity Futures Contract during periods of negative returns among the Commodity Futures Contracts could have an adverse effect on the payment at maturity on the notes.

•	OWNING THE NOTES IS NOT THE SAME AS OWNING THE COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the Commodity Futures Contracts or exchange-traded or over-the-counter instruments based on the Commodity Futures Contracts. You will not have any rights that holders of such assets or instruments have.
•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is

JPMorgan Structured Investments —	PS- 5
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the Contract Prices of the Commodity Futures Contracts;
•	supply and demand trends for the commodities underlying the Commodity Futures Contracts or exchange-traded futures contracts on those commodities;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Commodity Futures Contracts

•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The Commodity Futures Contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Basket. Any future regulatory changes may have a substantial adverse effect on the value of your notes. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY —

Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying a commodity futures contract. See “— The Market Price of Crude Oil Will Affect the Value of the Notes,” “— The Market Price of Copper Will Affect the Value of the Notes,” “— The Market Price of Aluminum Will Affect the Value of the Notes,”

JPMorgan Structured Investments —	PS- 6
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

“— The Market Price of Zinc Will Affect the Value of the Notes,” “— The Market Price of Gold Will Affect the Value of the Notes,” “— The Market Price of Silver Will Affect the Value of the Notes,” “— The Market Price of Palladium Will Affect the Value of the Notes,” “— The Market Price of Corn Will Affect the Value of the Notes,” “— The Market Price of Wheat Will Affect the Value of the Notes,” “— The Market Price of Soybeans Will Affect the Value of the Notes” and “— The Market Price of Sugar Will Affect the Value of the Notes” below. The prices of the Commodity Futures Contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	THE MARKET PRICE OF CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — The prices of WTI crude oil and Brent crude oil are primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. These events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war (e.g., Russia’s invasion of Ukraine and resulting sanctions), natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
•	The market price of copper will affect the value of the Notes —

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors that are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada, Australia and Poland, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	The market price of Aluminum will affect the value of the Notes —

The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors that are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of that aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials. In addition, the supply and the price of aluminum have been, and may continue to be, affected by geopolitical events, such as Russia’s invasion of Ukraine and resulting sanctions. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	The market price of Zinc will affect the value of the Notes —

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is

JPMorgan Structured Investments —	PS- 7
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of worldwide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. China, Australia and Peru are large producers of zinc. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	The market price of GOLD will affect the value of the Notes —

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

•	The market price of SilVER will affect the value of the Notes —

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry, photography, and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	The market price of Palladium will affect the value of the Notes —

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia and South Africa (which together account for a large portion of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the notes. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium, largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance, which may, in turn, have an adverse effect on the value of the notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in the manufacture of catalytic converters, accounts for a large portion of the industrial use of palladium, and a renewed decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries. In addition, the supply and the price of palladium have been, and may continue to be, affected by geopolitical events, such as Russia’s invasion of Ukraine and resulting sanctions. It is not possible to predict the aggregate effect of all or any combination of these factors.

JPMorgan Structured Investments —	PS- 8
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

•	The market price of coRN will affect the value of the Notes —

The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the beef, pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors, including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States, China and Brazil are large suppliers of corn. The supply of corn is particularly sensitive to weather patterns in these countries. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn. Furthermore, the supply and the price of corn have been, and may continue to be, affected by geopolitical events, such as Russia’s invasion of Ukraine.

•	The market price of WHEAT will affect the value of the Notes —

The price of wheat is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat, including the use of wheat to produce animal feed and bioethanol, which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally. Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of wheat. Wheat prices may also be influenced by or dependent on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power. Extrinsic factors also affect grain supply and prices, such as natural disasters, pestilence, wars (e.g., Russia’s invasion of Ukraine) and political and civil upheavals. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns, such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. China, India and the United States are large producers of wheat crops.

•	The market price of soybeanS will affect the value of the Notes —

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. This includes the use of soybeans to produce animal feed, vegetable oil, edible soybean oil and biodiesel all of which may have a major impact on worldwide demand for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns, such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Brazil and Argentina are large suppliers of soybean crops.

•	The market price of SUGAR will affect the value of the Notes —

Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, speculative actions, currency exchange rates and factors relating to crop yields. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened foodstuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is found primarily in Brazil, Thailand, Australia and Mexico while other countries, including India, China and the United States produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

•	Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil Contracts in European and Asian Markets and May Be Affected by Economic Conditions in Europe and Asia —

Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, futures contracts on Brent crude oil will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the price of futures contracts on Brent crude oil and, therefore, the notes.

•	A DECISION BY AN EXCHANGE ON WHICH A COMMODITY FUTURES CONTRACT IS TRADED TO INCREASE MARGIN REQUIREMENTS FOR THAT FUTURES CONTRACT MAY AFFECT THE PRICE OF THAT COMMODITY FUTURES CONTRACT —

If an exchange on which a Commodity Futures Contract is traded increases the amount of collateral required to be posted to hold positions in that futures contract (i.e., the margin requirements), market participants who are

JPMorgan Structured Investments —	PS- 9
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of that Commodity Futures Contract to decline significantly.

•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES —

The Contract Price of a Commodity Futures Contract reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked only to commodity spot prices.

•	SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES OR COMMODITY FUTURES CONTRACTS GENERALLY — The notes are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the Commodity Futures Contracts and the level of the Basket may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to a limited number of commodity futures contracts, they carry greater risk and may be more volatile than notes linked to the prices of more commodity futures contracts or a broad-based commodity index or basket.
•	An investment in the notes may be subject to risks associated with the non-U.S. exchanges or markets —

The notes are linked, in part, to (i) a commodity futures contract on Brent crude oil that is traded on ICE Futures Europe and (ii) commodity futures contracts on copper, aluminum and zinc that are traded on the LME. Investments in securities linked to the values of commodity futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE PRICES OF THE COMMODITY FUTURES CONTRACTS, AND THEREFORE, THE VALUE OF THE NOTES —

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of the Commodity Futures Contracts and, therefore, the value of your notes.

JPMorgan Structured Investments —	PS- 10
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

Historical Information

The following table sets forth the Contract Price of each Commodity Futures Contract on January 16, 2024. We obtained the Contract Prices of the Commodity Futures Contracts below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Commodity Futures Contract	Contract Price*
Brent crude oil futures contract (CO1 or CO2)	$78.29
WTI crude oil futures contract (CL1 or CL2)	$72.40
Copper futures contract (LP1 or LP2)	$8,306.00
Aluminum futures contract (LA1 or LA2)	$2,188.50
Zinc futures contract (LX1 or LX2)	$2,550.50
Gold futures contract (GC1 or GC2)	$2,030.20
Silver futures contract (SI1 or SI2)	$23.093
Palladium futures contract (PA1 or PA2)	$938.10
Corn futures contract (C 1 or C 2)	443.50¢
Wheat futures contract (W 1 or W 2)	582.00¢
Soybeans futures contract (S 1 or S 2)	1,227.25¢
Sugar futures contract (SB1 or SB2)	22.52¢

*The Contract Price of each Commodity Futures Contract set forth above is based on the first nearby month futures contract on the relevant commodity only.

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical Contract Prices of each Commodity Futures Contract from January 4, 2019 through January 12, 2024. The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 4, 2019 was 100 and that the Contract Weights of the Commodity Futures Contracts were as specified under “Key Terms — Commodity Futures Contracts” in this pricing supplement on that date. The other graphs below set forth the historical performance of each Commodity Futures Contract based on the weekly historical Contract Prices of that Commodity Futures Contract from January 4, 2019 through January 12, 2024. The Contract Prices of each Commodity Futures Contract reflected in the graphs below are based on the first nearby month futures contract on the relevant commodity only.

The historical closing levels of the Basket and the historical Contract Prices of each Commodity Futures Contract should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket or the Contract Prices of any Commodity Futures Contract on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

JPMorgan Structured Investments —	PS- 12
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

JPMorgan Structured Investments —	PS- 13
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

JPMorgan Structured Investments —	PS- 14
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.

JPMorgan Structured Investments —	PS- 15
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Performance of a Basket of Commodity Futures Contracts” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability

JPMorgan Structured Investments —	PS- 16
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts

(including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS- 17
Uncapped Return Enhanced Notes Linked to an Equally Weighted Basket of Twelve Commodity Futures Contracts